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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE


CONTACTS: Donald A. Wright, President and Chief Executive Officer
          Charles A. Miracle, Chief Financial Officer
          Pacific Aerospace & Electronics
          (509) 667-9600

          PACIFIC AEROSPACE & ELECTRONICS, INC. ANNOUNCES COMPLETION OF
                       EXCHANGE AND NEW SECURED FINANCING

WENATCHEE, WA - MARCH 26, 2002 - Pacific Aerospace & Electronics, Inc. (OTCBB:
PCTH), a diversified manufacturing company specializing in metal and ceramic components and assemblies, announced today that it has completed an exchange of all of its 11 1/4% senior subordinated notes ("Old Notes") for new senior subordinated notes, preferred stock and common stock of the Company (the "Exchange"). The Company had been in default in the payment of interest on the Old Notes for failure to make its last two interest payments. Pursuant to the Exchange, all of the Old Notes have been cancelled. Accordingly, the defaults related to those notes no longer exist.

"We are very pleased to complete this exchange and secure new senior financing" said Don Wright, the Chief Executive Officer of the Company. "We can now move forward with a greatly reduced level of debt and refocus our energy on providing innovative and quality solutions for our customers. We are particularly excited to complete the introduction of several of our new ceramic and metal composite technologies to the market. Recently, we were issued two new patents which will allow us to provide lightweight, high-performance electronic composite packages to the aerospace and defense industries."

Matthew Kaufman, a Managing Director of GSC Partners, the new majority shareholder of the Company, stated, "We are very pleased to help with the restructuring of the Company. We are impressed with the Company's technology and look forward to a long and beneficial relationship."

In addition to consummating the Exchange, the Company has entered into a new five-year senior secured loan (the "New Senior Loan") in the principal amount of $36.0 million. The New Senior Loan was issued at a discount and will bear interest at a rate of 5% per annum. The net proceeds of the loan totaled approximately $22 million, which was used, in part, to pay off the Company's 21% senior secured loan (the "Old Senior Loan"). The Company had also been in payment and covenant default under the Old Senior Loan prior to its repayment. The remainder of the proceeds of the New Senior Loan will be used for working capital, to pay the fees and costs of the restructuring and for other general corporate purposes.

Pursuant to the Exchange, the holders of the Old Notes (the "Noteholders") exchanged $63.7 million aggregate principal amount of Old Notes, together with accrued interest thereon, for shares of common stock of the Company, shares of preferred stock of the Company ("New Preferred") and $15 million in aggregate principal amount of 10% pay-in-kind senior subordinated notes ("New Notes"). The Noteholders, by virtue of their ownership of the common stock and the New Preferred, in the aggregate control 97.5% of the voting power of the Company. The New Preferred will be automatically converted into common stock following shareholder approval of an increase in the number of authorized shares of common stock. Votes with respect to the increase in the number of authorized shares of common stock will be solicited only pursuant to a proxy statement filed with and cleared by the Securities and Exchange Commission The Noteholders have agreed to vote in favor of the increase in authorized shares of common stock and hold a sufficient number of shares to ensure such increase's approval. Following the conversion of the New Preferred into common stock, the Noteholders will beneficially own 97.5% of the outstanding shares of common stock of the Company on a fully-diluted basis. In connection with the



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Exchange, the Board of Directors was reconstituted to consist of five directors, all of whom are designated by the Noteholders. Donald A. Wright, the Company's President and Chief Executive Officer, will remain a member of the Company's Board of Directors.

Pacific Aerospace & Electronics, Inc. is an international engineering and manufacturing company specializing in technically demanding component designs and assemblies for global leaders in the aerospace, defense, electronics, medical, telecommunications, energy and transportation industries. The Company utilizes specialized manufacturing techniques, advanced materials science, process engineering and proprietary technologies and processes to its competitive advantage. The Company has approximately 850 employees worldwide and is organized into three operational groups -- U.S. Aerospace, U.S. Electronics and European Aerospace (Aeromet). More information may be obtained by contacting the Company directly or by visiting its Web site at www.pcth.com.

Forward-looking statements in this release concerning trends or anticipated results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in the forward-looking statements. The forward-looking statements in this release are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations and its ability to obtain sufficient cash if and when needed. These risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors, and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); financial factors (such as the Company's debt load); and the Company's dependence on key personnel and significant customers. More information about potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements.